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                                                                    Exhibit 6.23
                                 LEASE AGREEMENT

         THIS LEASE, executed to be effective the 1st day of January, 1997, by and between BROOKE CORPORATION, a Kansas Corporation, P.O. Box 426, Phillipsburg, Kansas, hereinafter referred to as "BROOKE" and PHILLIPS COUNTY ECONOMIC DEVELOPMENT, INC., P.O. Box 508, Phillipsburg, Kansas, hereinafter referred to as "LESSOR" is as follows:

         In consideration of the mutual promises and agreements herein contained and other valuable consideration, the parties hereto agree as follows:

1. SUBJECT AND PURPOSE. Lessor leases to Brooke a portion of the following described premises, to-wit:

         Lots Seven (7) and Eight (8) and the West Half of Lot Nine (9) in Block six (6), Range Three (3) in the original City of Phillipsburg, Kansas, also known and numbered as 205 F Street, Phillipsburg, KS 67661

         The leased portion of the premises is described as follows:

         The agreed upon portion of the second floor of the building located at 205 F Street in Phillipsburg, Kansas, which lies west of the support wall separating the new east wing of the building and containing six thousand (6,000) square feet, more or less.

2. TERM. The primary term of this lease shall be from January 1, 1997 through December 31, 1997. This lease shall continue from year to year thereafter unless terminated in accordance with the provisions hereof. Provided, however, that the amount of rent shall be adjusted annually to compensate the Lessor for increases in the cost of utilities, insurance, and taxes.

3. RENT. Brooke shall pay a total of Thirty Thousand Dollars ($30,000.00) rent for the primary term. Brooke shall pay such rent in monthly installments of Two Thousand Five Hundred Dollars ($2,500,00) each month, payable in advance on the first day of each month, commencing on January 1, 1997. Payment shall be made to Lessor at the address specified above. No monthly payments shall be due in the event the building on said premises become untenable from fire or any other cause whether beyond the control of Brooke or not. In the event a citation is issued by a governmental agency which states that said premises are in violation of a federal or state occupational safety and health law or accessibility law or regulation promulgated under any such laws (not "de minimis"), the premises shall be untenable. The expense of altering said premises to comply with such laws shall be borne by Lessor. However, if Brooke elects it may make the necessary alterations and be reimbursed for its expenses by deducting a portion of the monthly rental payment over all or part of the remaining term of the lease until restitution in full is made to Brooke for its expenditures. If the condition or noncompliance is the fault of Brooke, the expense of altering said premises to comply with such laws shall be borne by Brooke and Brooke shall continue to pay and be liable for rent during the interim.
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4. UTILITIES. The lessor shall provide the following utilities, to-wit:

         Water;
         Sewer;
         Trash (one pickup per week);
         Gas;
         Electricity.

Provided, however, that Brooke shall pay to the Lessor the additional cost assessed by the City of Phillipsburg for having multiple businesses in one location, totaling $28.00 per month ($5.00 water; 6.50 sewer; $16.50 trash). In the event that the Lessee shall request more than one trash pickup per week, then the Lessee shall pay the additional cost thereof.

5. MAINTENANCE AND REPAIRS. It is hereby understood that Lessor is to keep the exterior premises, sidewalks, and other uninhabited spaces as well as the outside of the building, including the front, back, sides and roof in safe, and where applicable, tenantable condition and shall maintain same and keep same in good repair so as to prevent damage or injury to Brooke, its employees, clients and invitee or to any property of such entities located upon the premises. Lessor shall, likewise keep the interior and inhabited spaces in good repair so as to prevent damage or injury to Brooke, its employees, clients and invitee or to any property of such entities located upon the premises. Lessor shall pay all costs for maintenance and repair and/or replacement of heating, air conditioning, plumbing and electrical and lighting systems and shall maintain such systems to insure the habitability of said premises. Brooke shall use all reasonable precaution to prevent waste, damage, or injury to the demised premises, subject to reasonable wear and tear. Lessor shall be responsible for removing snow on sidewalks and parking lots adjacent to the main building. Brooke shall be responsible for snow removal in the parking lot referred to in paragraph 8.

6. ALTERATIONS, ADDITIONS AND IMPROVEMENTS. Brooke shall have the right, at its sole expense, to make nonstructural additions, improvements, or modifications to the interior of the building on said premises, including installation of its own heating, air conditioning and water heating equipment, and to erect signs on the exterior of the building or in the yard adjacent to the building. All such improvements and fixtures erected or installed on said premises by Brooke, under this lease, which can be removed without damage to Lessor's premises, shall remain the property of Brooke, and permission is hereby granted to Brooke to remove the same upon vacating the building, whether by termination of this lease, the renewal thereof or by default or otherwise. Other such improvements and fixtures erected or installed on said premises by Brooke may be removed by Brooke but Brooke shall repair all damages or compensate Lessor accordingly, ordinary wear and tear excepted. Any improvements or fixtures which are installed upon the premises and which cannot be removed without damage to the Lessors premises or equipment shall become the property of the Lessor. Any improvements shall be paid for at the time of installation so that no lien may be placed against the premises by any contractor, supplier or materialman or third party.

7. INDEMNIFICATION. (a) Lessor shall indemnify Brooke and save Brooke harmless from and against any and all loss (including but not limited to, loss of rentals payable by Lessee or other tenants in the event of loss either directly or indirectly caused by any act or omission of Lessor),

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claims, actions, damages, liability and expenses in connection with loss of life, personal injury and damage to property arising for any occurrence in, of, or upon or as related to the ingress or egress of the lease premises, including but not limited to failure to comply with federal, state or local laws concerning hazardous waste usage or disposal or any part thereof, or negligent, or willfully wrongful acts occasioned wholly or in part by any act or omission of the Lessor, its agents, contractors, employees, servants, licensees, invitee, trespassers or by anyone specifically authorized by Lessor to be on the leased premises by the Lessor.
         (b) Brooke shall indemnify the Lessor and save the Lessor harmless from and against any and all loss, claims, actions, damages, liability and expenses in connection with loss of life, personal injury and damage to property arising for any occurrence in, of, or upon or as related to the ingress or egress of the leased premises including but not limited to failure to comply with federal, state or local laws concerning hazardous waste usage or disposal or any part thereof, or negligent, or willfully wrongful acts occasioned wholly or in party by any act or omission of Brooke, its agents, contractors, employees, servants, licensees, invitee or by anyone specifically authorized by Lessee to be on the leased premises by Brooke. If Brooke is made a party to any litigation commenced by or against the Lessor during the term of the lease or relating to the terms and conditions of this lease, then the Lessor shall protect and hold Brooke harmless and shall pay all costs, expenses, judgments and reasonable attorney's fees incurred or paid by Brooke in connection with such litigations whether or not such action is contested or prosecuted to judgment.

8. PARKING LOT. As additional consideration for the promises, covenants and agreements of Brooke, as set forth herein, and subject to the provisions of paragraph 8(b) hereof, the Lessor does hereby grant to Brooke the non-exclusive right to the use and occupancy of the parking lot described as follows:

         The North Ninety (90) feet of Lots One (1) and Two (2), Block Seven
         (7), Range Two (2), Original City of Phillipsburg, Kansas.

9. TERMINATION. This lease may be terminated in the following circumstances:

         (a) At the expiration of the primary term or any renewal thereof upon written notice by either party at least sixty (60) days prior to the expiration of the primary term of this lease or any annual renewal thereof.

         (b) In the event of any default hereunder, the non-defaulting party shall have the right to declare the lease ended after giving not less than sixty
(60) days written notice specifying the nature of the default claimed and if said default is not cured within said sixty (60) day time period, then this lease agreement may be terminated.

         (c) In the event of the destruction of the premises to the extent that the same are untenable, and the Lessor elects to not rebuild or repair the same.

10. NOTICES. All notices to be given with respect to this lease shall be in writing to be sent postage paid to the address set forth herein or at such other address as either party may from time to time designate in writing.
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11. DELIVERY, ACCEPTANCE AND SURRENDER OF THE PREMISES. Lessor represents that the premises are in fit condition for use by Brooke. Acceptance of the premises by Brooke shall be construed as recognition that the premises are in good state of repair and in sanitary condition. Brooke shall surrender the premises at the end of the primary lease term, or any renewal thereof, in the same condition as when Brooke took possession, allowing for reasonable wear and tear and damage by acts of God, including fires and storms. Before delivery, Brooke shall remove all business signs placed on the premises by Brooke and restore the portion of the premises on which they were placed in the same condition as when received, ordinary wear and tear excepted.

12. ENTRY ON PREMISES BY LESSOR. Lessor reserves the right to enter on the premises at reasonable times to inspect them, perform required maintenance and repairs, or make additions, alterations, or modifications to any part of the building in which the premises are located and Brooke shall permit Lessor to do so, after reasonable notice is given.

13. TOTAL AGREEMENT. This lease contains the entire agreement between the parties and cannot be changed or terminated except by written instrument subsequently executed by the parties hereto. This lease and the terms and conditions hereof apply to and are binding on legal representatives, successors and assigns of both parties. This lease shall be governed by the law of the state where the demised premises are located.
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IN WITNESS WHEREOF, the parties have hereunto subscribed their names to be effective the day and year first above written.

                                    Brooke Corporation
                                    By:


                                    /s/ Michael Hess
                                    ---------------------------------
                                    Michael Hess, President

Attest:


/s/ James L. Bush
----------------------------------
James L. Bush, Secretary


                                    Phillips County Economic Development, Inc.
                                    By:

                                    /s/ Charles I. Moyer
                                    ---------------------------------
                                                        , President


Attest:


/s/ Stephanie L. Arestin
----------------------------------
              , Secretary